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                                                                    Exhibit 99.2
Friday, May 3, 2002

Press Release

         SOURCE: Activeworlds Corp.

Activeworlds Enters into Letter of Intent to Merge

         NEWBURYPORT, Mass., May 3 - Activeworlds Corp. (Nasdaq: AWLD), and Aladdin Systems Holdings, Inc. (OTCBB: ALHI), have announced today that they have entered into a letter of intent regarding a nonbinding proposal pursuant to which Aladdin would merge into Activeworlds, which would survive the merger, and Aladdin's outstanding common stock immediately prior to the merger would, as a result of the merger, be exchanged into such amount of Activeworlds common stock representing, subject to certain adjustments, 60% of Activeworlds' outstanding common stock immediately after the merger. If, however, as of the merger Activeworlds' cash balance is less than $1,200,000 or Aladdin's total assets are less than $1,450,000, the exchange ratio of Aladdin common stock for Activeworlds common stock in the merger would be adjusted in the amount of 0.03% for each $1,000 that the actual amount of cash or net tangible assets, as the case may be, is less than the respective amount set forth above.

         Consummation of the merger is subject to numerous conditions, including the execution of a definitive merger agreement, the approval of Activeworlds' and Aladdin's respective boards of directors and stockholders, Activeworlds' receipt of a favorable fairness opinion, satisfactory due diligence review of both companies and Activeworlds continuing to have its common stock listed for trading on The Nasdaq SmallCap Market. Also, upon merger effectiveness, Activeworlds' board of directors would consist of seven members with three initial members elected by Activeworlds' stockholders and four initial members elected by Aladdin's stockholders.

         The letter of intent also provides that simultaneously with, or within a reasonable time after the merger, and subject to stockholders and other required approvals, Activeworlds would effect a reverse split of its common stock which is deemed by the parties to be sufficient to maintain a per share price of at least $1.25 for a minimum time sufficient to avoid delisting for failure to comply with Nasdaq's minimum $1.00 per share closing trading price requirement. Also, Activeworlds has been advised by Nasdaq that Activeworlds does not satisfy the Nasdaq SmallCap Market requirements for continued listing by having a minimum of $2,000,000 in tangible net assets or $2,500,000 in stockholders' equity or a market capitalization of $35,000,000 or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years and that unless such requirements are satisfied, Activeworlds' common stock will be delisted. Activeworlds has notified Nasdaq of the proposed merger and other transactions contemplated by the letter of intent and Activeworlds' expectation that consummation of such transactions would enable it to satisfy Nasdaq's continued listing requirements.

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         There is no assurance that a definitive merger agreement providing for the merger and other transactions contemplated by the letter of intent will be executed or that the merger will occur, or that Activeworlds' common stock will not be delisted from trading on The Nasdaq SmallCap Market.

         About Activeworlds Corp.

         Activeworlds Corp. provides software products and online services that permit users to enter, move about and interact with others in a computer-generated, three-dimensional virtual environment using the Internet. The Activeworlds((TM)) browser is a small 1 megabyte download and has been downloaded by more than 1.5 million users worldwide. Through the technology's scalable capacity, Activeworlds users have placed more than 100 million objects in Activeworlds((TM)) largest world Alphaworld, whose virtual land space is larger than the state of California. Some uses for the software include: online training and education, Web site development, e-commerce and entertainment. Clients from a wide spectrum of activities, such as Boeing, Siemens, Cornell, and many more are currently using Activeworlds technology.

         Aladdin Systems, Inc: The Leader in Access Management((TM))

         Founded in 1988, Aladdin Systems, Inc., a wholly owned subsidiary of Aladdin Systems Holdings, Inc., publishes business and consumer products, including StuffIt, the complete compression solution for Windows, Macintosh, Linux and Solaris platforms and Spring Cleaning, the #1 Macintosh uninstaller. Aladdin's software offers a range of solutions to increase user efficiency in the areas of information access, removal, recovery, security and Internet distribution. Aladdin is located at 245 Westridge Drive, Watsonville, CA 95076, USA; telephone: 831-761-6200. For more information about Aladdin, visit the company Web site at: http://www.aladdinsys.com or e-mail: info@aladdinsys.com.

         Safe Harbor Statement

         Investors should carefully consider the preceding information as well as other information contained in this press release before making investment decisions regarding the common stock of either Activeworlds or Aladdin. The matters discussed in this news release include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the letter of intent and statements regarding whether the acquisition will add value to our business. These forward-looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that we will be unable to agree on the terms of definitive agreements governing the transaction, we will be unable to close the contemplated transactions and that Activeworlds' common stock will be delisted from The Nasdaq SmallCap Market. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements. The inability to accurately predict our the success of our combined companies, and other risks are detailed from time to time in our filings with the Securities and Exchange Commission, and represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.